Exhibit 10.1

Cobalt International Energy, Inc.

Retention Bonus Agreement

Personal and Confidential

August 7, 2017

[Name]

Re: Retention Bonus

Dear [Name]:

On behalf of Cobalt International Energy, Inc. (the “Company”), I am pleased to offer you the opportunity to receive a retention bonus, if you agree to the terms and conditions contained in this Retention Bonus Agreement (this “Agreement”), which shall be effective as of the date set forth below in Section 6 (the “Effective Date”).

1.Retention Bonus.  Subject to the terms and conditions set forth herein, you will receive a cash payment in the gross amount of [$______] (the “Retention Bonus”), subject to the Company’s receipt of your countersignature on this Agreement. As a condition to the receipt of your Retention Bonus, you agree to, and hereby do, forfeit 100% of the long-term incentive equity grant made to you on February 22, 2017.

Notwithstanding the foregoing, in the event you voluntarily terminate your employment with the Company without Good Reason (defined below), or the Company terminates your employment for Cause (defined below), in either case, before the earlier of (x) the twelve-month anniversary of the Effective Date, and (y) a Change in Control (as applicable, the “Retention Date”), you will be required to promptly repay to the Company (and in any event no later than ten days of such termination), an amount equal to the After-Tax Value of the Retention Bonus.  The “After-Tax Value of the Retention Bonus” is equal to the Retention Bonus, reduced by all taxes the Company actually withholds therefrom.  For the avoidance of doubt, in the event of death or Disability prior to the Retention Date, you (or your estate, as applicable), shall not be subject to the repayment obligations of this Agreement.  For purposes of this Agreement, (i) “Change in Control” means (A) the sale of all or substantially all of the assets of the Company and its subsidiaries, on a consolidated basis or (B) the direct or indirect acquisition by a person or group (whether or not acting in concert) of a majority of the outstanding stock of the Company, in either of cases (A) or (B), in one or more transactions (and regardless of the form of the transaction) under Section 363 of the United States Bankruptcy Code or pursuant to a confirmed chapter 11 plan or similar provision under the laws of any other jurisdiction (such date, the “Retention Date”).  For the avoidance of doubt, you will not be required to repay any portion of your Retention Bonus if you terminate your employment anytime following a “Change in Control.”

For purposes of this Agreement, “Disability” means you have become entitled to receive long-term disability benefits under the Company’s long-term disability plan that covers you, as in effect from time to time; provided, however, that if there is no such plan, “Disability” means you are unable to perform the essential functions of your position (after accounting for reasonable accommodation, if applicable), due to an illness or physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of 120 days, whether or not consecutive.

For purposes of this Agreement, “Cause” means your (a) willful failure to substantially perform your duties (other than any such failure resulting from your physical or mental incapacity); (b) willful misconduct, gross negligence, breach of fiduciary duty, fraud, theft or embezzlement, in each case, that results in demonstrable harm to the Company or any of its Affiliates (defined below); (c) material breach of this Agreement that results in demonstrable harm to the Company or any of its Affiliates; (d) conviction of, or plea of nolo contendere to, any felony (or state law equivalent) or any crime involving moral turpitude; (e) commission of an act of fraud, embezzlement, or misappropriation, in each case, against the Company or any of its Affiliates, or (f) material breach of any material policy or code of conduct established by the Company or any of its Affiliates (including policies relating to anti-corruption or trade and economic sanctions), as such policies may be amended from time to time, that results in material economic harm.  Notwithstanding the foregoing, except for a failure, breach or refusal that, by its nature, cannot reasonably be expected to be cured, you shall have 30 days following the delivery of written notice by the Company or one of its Affiliates within which to cure any actions or omissions described in clauses (a), (b), (c) or (f) constituting Cause; provided, however, that, if the Company reasonably expects irreparable injury from a delay of 30 days, the Company or one of its Affiliates may give you notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of your employment without notice and with immediate effect.

For purposes of this Agreement, “Good Reason” means any of the following, in each case, without your consent: (a) the assignment of duties materially inconsistent with your title or position or the removal of substantially all of your duties and responsibilities, (b) a reduction of 20% or more of your annual base salary as in effect on the Effective Date or as the same may be increased from time to time, (c) a relocation of the geographic location of your principal place of employment by more than 75 miles from Houston, Texas or  (d) a breach by the Company of any material obligation owed to you in connection with your employment with the Company, including without limitation, any indemnification obligations, to which you may be entitled from time to time.

The occurrence of an event that would otherwise constitute Good Reason will cease to be an event constituting Good Reason, if you do not timely provide notice to the Company within thirty (30) days of the date on which you first become aware of the occurrence of that event.  The Company shall have fifteen (15) days following receipt of your written notice in which to correct in all material respects the circumstances constituting Good Reason, and you must terminate employment within thirty (30) days following expiration of the Company’s fifteen-day cure period.  Otherwise, any claim of such circumstances constituting “Good Reason” shall be deemed irrevocably waived by you.

You acknowledge and agree that the definitions of “Cause” and “Good Reason” set forth above (along with the notice and cure provisions) is deemed to be incorporated by reference into any employment agreement, severance arrangement, or other similar agreement with the Company or its Affiliates to which you are party that includes such terms (or any similar term) and will supersede and replace any such definition.

For purposes of this Agreement, “Affiliate” means with respect to any person, any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

In the event you become entitled to a Severance Payment under Section [__] “Qualifying Termination Within a CIC Protection Period” of the [Name of Plan/Agreement] due to a qualifying termination of employment before the Retention Date, such Severance Payments will be reduced by the amount of the Retention Bonus (but in no case below zero).

2.Taxes. The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

3.No Right to Continued Employment.  Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its subsidiaries or their respective successors) or to interfere in any way with the right of the Company (or its subsidiaries or their respective successors) to terminate your employment at any time.

4.Other Benefits.  The Retention Bonus is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

5.No Assignments; Successors.  This Agreement is personal to each of the parties hereto.  Except as provided in this paragraph, no party may assign or delegate any right or obligation hereunder without first obtaining the written consent of the other party hereto.  The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company; provided that the Company will require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

6.Effectiveness.  This Agreement shall be effective August 7, 2017.

7.Governing Law.  This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Texas, without reference to rules relating to conflicts of laws.

8.Costs of Enforcement. In the event a party commences any legal action (regardless of whether or not a lawsuit is actually brought) to protect any rights under, or to enforce any provisions of this Agreement (including, but not limited to, the collection the After-Tax Value of the Retention Bonus), the prevailing party shall be entitled to recover from the losing party all reasonable costs, expenses, and attorneys' fees incurred by the party in connection with such proceedings, including, attorneys' fees incurred for consultation and other legal services performed prior to the filing of such proceeding.

9.No Unauthorized Use or Disclosure.  For purposes of this Section 9, “Company” shall include the Company and each of its Affiliates. The term “Confidential Information” shall mean any and all confidential or proprietary information and materials, as well as all trade secrets, belonging to the Company. Confidential Information includes, regardless of whether such information or materials are expressly identified or marked as confidential or proprietary, and whether or not patentable: (1) technical information and materials of the Company; (2) business information and materials of the Company; (3) any information or material that gives the Company an advantage with respect to its competitors by virtue of not being known by those competitors; and (4) other valuable, confidential information and materials and/or trade secrets of the Company. All Confidential Information shall be the sole and exclusive property of the Company. Upon termination of your employment with the Company, for any reason, you shall promptly deliver all documents and materials (including electronically stored information) containing or reflecting Confidential Information, and all copies thereof, to the Company. Notwithstanding the preceding provisions of this Section 9, the term Confidential Information does not include (i) any information that, at the time of disclosure by the Company, is available to the public other than as a result of any unauthorized act by you, or (ii) any information that becomes available to you on a non-confidential basis from a source other than the Company or any of its respective directors, officers, employees, agents or advisors; provided, that such source is not known by you to be bound by a confidentiality agreement with or other obligation of secrecy to the Company regarding the information.

You agree to preserve and protect the confidentiality of all Confidential Information. You agree that you will not, at any time during your term of employment or thereafter, make any unauthorized disclosure of Confidential Information, or make any use thereof, except, in each case, in the carrying out your responsibilities to the Company. You further agree to preserve and protect the confidentiality of all confidential information of third parties provided to the Company by such third parties with an expectation of confidentiality. You shall use commercially reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by you hereunder to preserve and protect the confidentiality of such Confidential Information. You shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable laws; provided, however, that in the event disclosure is required by applicable laws and you are making such disclosure, you shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order.

Nothing in this Agreement will prevent you from: (a) making a good faith report of possible violations of applicable law to any governmental agency or entity; or (b) making disclosures that are protected under the whistleblower provisions of applicable law.

10.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

11.Entire Agreement; Amendment.  This Agreement constitutes the entire agreement between you and the Company with respect to the Retention Bonus and supersedes any and all prior agreements or understandings between you and the Company with respect to the Retention Bonus, whether written or oral.  This Agreement may be amended or modified only by a written instrument executed by you and the Company.

12.Section 409A Compliance.  Although the Company does not guarantee the tax treatment of the Retention Bonus, the intent of the parties is that the Retention Bonus be exempt from the requirements of Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

[Signature Page Follows]

This Agreement is intended to be a binding obligation on you and the Company.  If this Agreement accurately reflects your understanding as to the terms and conditions of the Retention Bonus, please sign and date one copy of this Agreement no later than August 14, 2017 and return the same to me for the Company’s records.  The Company reserves the right to withdraw this Agreement if you have not executed and returned a signed copy back to me by such date, in which case this Agreement shall be null and void. You should make a copy of the executed Agreement for your records.

Very truly yours,

Cobalt International Energy, Inc.

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Retention Bonus, and I hereby confirm my agreement to the same.

Dated:
[Name]
[Job Title]

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